[Thompson Coburn Letterhead]
August 6, 1999


Stifel Financial Corp.
501 North Broadway
St. Louis, Missouri  63102

Re:   Registration  Statement on Form S-8 - 1,100,000  shares  of
Stifel Financial Corp. Common Stock, $.15 par value, and attached
Preferred Share Purchase Rights

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Stifel Financial Corp., a Delaware corporation (the "Company"),on August 6,1999, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, pertaining to the proposed issuance by the Company of up to 1,100,000 shares of the Company's common stock, $0.15 par value, and attached Preferred Share Purchase Rights (collectively, the "Shares"), as provided in the Stifel Financial Corp. Amended and Restated 1997 Stock Incentive Plan (the "Plan"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation, as amended, By-Laws, as amended, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the shares to be issued by the Company pursuant to the Registration
Statement,when issued by the Company in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Registration Statement.

Very truly yours,

/S/ Thompson Coburn LLP